Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 24, 2021, with respect to the consolidated financial statements of Forge Global, Inc. included in the Amended Proxy Statement of Motive Capital Corp that is made a part of Amendment No. 2 to the Registration Statement (Form S-4) and related Prospectus of Motive Capital Corp for the registration of 191,400,000 shares of its common stock and 27,600,000 of its redeemable warrants.

/s/ Ernst & Young LLP

San Francisco, California

January 18, 2022